Exhibit 99.2

This press release is an unofficial translation of the French press release prescribed by Article 231-16 of the AMF General Regulations and is provided for informational purposes only. Genesys shareholders and other investors are urged to read carefully all tender offer materials prior to making any decision with respect to the tender offer.

This press release does not constitute an offer to purchase securities. The Offer described below may only commence when the Offer has been cleared by the Autorité des Marchés Financiers and at such time as the Autorité des Marchés Financiers has declared the Offer open.

FILING OF A DRAFT TENDER OFFER

for the shares and bonds redeemable in shares issued by Genesys initiated by West International Holdings Limited

presented by

Terms of the Offer:

2.50 euros per share

4.03 euros per bond redeemable in shares

This press release, which relates to the filing by West International Holdings Limited of a tender offer for the securities issued by Genesys with the French stock market authority (Autorité des Marchés Financiers) (the “AMF”) on February 19, 2008, is published in accordance with the provisions of Article 231-16 of the AMF General Regulations.

THE OFFER AND THE DRAFT TENDER OFFER PROSPECTUS REMAIN SUBJECT TO THE REVIEW OF THE AMF.

The draft Tender Offer Prospectus is available on the website of the AMF (www.amf-france.org) and may be obtained free of charge from:

West International Holdings Limited	Lehman Brothers International (Europe)
Topeka House, The Luther Challis Business Centre, Gloucester, GL4 3HX England	7, place d’Iéna 75779 Paris, cedex 16 France

1.	PRESENTATION OF THE OFFER

Pursuant to Section III of Book II and more specifically Article 231-13 and Articles 232-1 et seq. of the General Regulations of the AMF, West International Holdings Limited, a private limited company organized under the laws of England and Wales, registered with the Registrar of Companies under number 6457793, having its registered office at Topeka House, The Luther Challis Business Centre, Gloucester, GL4 3HX, United Kingdom (the “Offeror” or “West”) is making an offer to the holders of

This press release is an unofficial translation of the French press release prescribed by Article 231-16 of the AMF General Regulations and is provided for informational purposes only. Genesys shareholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

shares (including shares represented by American Depositary Shares) and ORAs (as defined below) issued by Genesys, a French société anonyme with a share capital of 69,882,837 euros, registered with the Companies Registry of Montpellier under number 339 697 021, having its registered office at Immeuble Le Triade – 215, rue Samuel Morse – 34000 Montpellier (“Genesys” or the “Company”), to purchase pursuant to the terms and conditions set forth below (the “Offer”):

(i)	any and all shares issued by the Company (including shares represented by American Depositary Shares) or shares that may be issued upon the redemption of ORAs (as defined below) or the exercise of subscription options, representing, to the knowledge of the Offeror, a maximum number of 75,125,275 shares (the shares of the Company being admitted to trading on the Eurolist market (Compartment C) of NYSE Euronext Paris S.A. (“NYSE Euronext Paris”) under ISIN code FR0004270270 – GNS); and

(ii)	any and all outstanding bonds redeemable in shares (obligations remboursables en actions) issued by the Company on March 27, 2001 (the “ORAs”), representing, to the knowledge of the Offeror, a maximum number of 175,826 ORAs.

The Offer is also being made for all issued and outstanding American Depositary Shares (the “ADSs”) of Genesys (each ADS representing one share) under substantially similar terms. The ADSs are currently traded in the United States over the counter (“OTC”) and quoted on the so called “Pink Sheets” under the OTC symbol GNSYY. Holders of ADSs should refer to the prospectus supplement made available to them by The Bank of New York, the depositary for the ADSs, that contains important information on how to tender their ADSs into the Offer.

The shares (including shares represented by ADSs) and the ORAs are referred to hereafter as the “Securities”.

On February 19, 2008, West and Genesys issued a joint press release, which is available on West Corporation’s website (www.west.com).

Tender Offer Agreement

On February 19, 2008, West, parent company of the Offeror, and Genesys entered into a tender offer agreement (the “Tender Offer Agreement”), setting forth, among other things, the terms and conditions of the Offer and the date of filing of the offer documentation with the AMF. The provisions of the Tender Offer Agreement principally set forth the modalities of the filing of the Offer by the Offeror and of the response document by Genesys, the treatment of the ORAs, of the treasury shares and of the stock options issued by Genesys, the proceedings before the antitrust authorities, the prohibition for Genesys to solicit alternative offers, the normal course of business obligation of Genesys during the Offer, the undertakings of West Corporation with respect to employment, the modification of the composition of the Board of directors of Genesys following completion of the Offer, certain matters regarding the financing of the Offer and of Genesys following completion of the Offer, certain representations and warranties, certain confidentiality obligations and non-sollicitation of the employees of Genesys obligations, the costs and expenses of the Offer, and the termination conditions of the Tender Offer Agreement.

The main provisions of the Tender Offer Agreement are summarized in section 1.3 of the draft Offer Prospectus of the Offeror.

This press release is an unofficial translation of the French press release prescribed by Article 231-16 of the AMF General Regulations and is provided for informational purposes only. Genesys shareholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

Reasons for the Offer

The principal reason for the Offer is to combine two leaders in the conferencing services industry, Genesys and InterCall, a subsidiary of West Corporation.

In case of successful completion of the Offer, the combination of InterCall and Genesys is expected to result in a leading worldwide provider of conferencing services that is better positioned to compete with its competitors that it faces in each zone where it offers services. In particular, the combination of InterCall and Genesys should enable both companies to compete more successfully against on-premises solutions by allowing them to drive down price-points and make the transition to on-premises solutions less compelling. Besides, it would allow to expand the customer portfolio as West believes that there will be little overlap between the current customer portfolio of InterCall and that of Genesys.

As of December 31, 2007, InterCall had more than 2,900 employees and Genesys had more than 900 employees. The business combination, if consummated, would create a conferencing services provider of significant scale and presence across the global market, with a combined workforce of more than 3,800 employees.

For the year ended December 31, 2007, West Corporation generated a total consolidated revenue of 2,099 million US dollars (approximately 1,412 million euros), with the total revenue of InterCall amounting to 727 million US dollars (approximately 489 million euros), compared to a consolidated revenue of Genesys of 148.3 million euros.

Offeror’s Intentions for the next 12 Months

Strategy and Industrial Policy

The principal reason for the Offer is to combine Genesys and InterCall, two leaders in the conferencing services industry. In this respect, West will keep Genesys’ positioning and strategic focus as a leading conferencing services provider, with particular emphasis on integrated purchases, value-added multimedia services and multinational accounts. Genesys will continue to offer audio, video and Web conferencing services. Following completion of the Offer, West expects that Genesys’ customers will benefit from the economies of scale offered by a larger organization.

As most of the services and solutions offered by Genesys are substantially similar to those that InterCall already provides to its customers, West does not intend to modify the activities of Genesys or those of InterCall following completion of the Offer, in particular with respect to multimedia. West will provide its audio, video and Web conferencing services through both InterCall’s existing sales organization and Genesys’ sales organization.

The integration of Genesys within a much larger group will give Genesys access to economies of scale, in particular with respect to purchases of equipments and minutes, and telecom traffic, and enable Genesys’ clients, in particular multinational accounts, to benefit from the combined international coverage of the InterCall and Genesys networks.

In terms of the industrial project described above, West expects that certain reorganization will be commanded by the combination of the two groups. Any such reorganization will be made with a view to ensuring Genesys’ development, profitability and market presence, and in strict compliance with applicable laws and regulations.

This press release is an unofficial translation of the French press release prescribed by Article 231-16 of the AMF General Regulations and is provided for informational purposes only. Genesys shareholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

Composition of the decision-making bodies and senior management team of Genesys

If the Offer is successfully completed, the structure of the Company’s Board of directors will be modified to reflect the Company’s new shareholder base, including the arrival of the Offeror as a new majority shareholder. In furtherance of the foregoing, upon completion of the Offer, the Offeror will review the composition of the senior management team of Genesys precisely.

The Offeror intends to appoint a new Chairman and CEO of Genesys in replacement of Mr. François Legros. Mr. François Legros informed West that he will make himself available as need be to permit a smooth transition following completion of the Tender Offer. During the period of time where he will remain within the Company to manage certain transitional issues after the appointment of the new Chairman and CEO, Mr. François Legros will be employed by the Genesys group on a salaried basis.

Intentions with Respect to Employment

West intends to rely on the existing teams of Genesys in order to pursue the development of the Company. The combination of InterCall and Genesys, both leaders in the conferencing services industry, should however entail certain reorganization measures because, notably, of the existence of redundant or duplicative positions within the two groups or of the rationalization of certain activities. Such reorganizations are expected to primarily affect the United States, where the business overlap with InterCall is the most significant, and, to a lesser extent, Genesys’ workforce in Europe and in the Asia-Pacific region. These reorganizations of the workforce will in any event be conducted in strict compliance with applicable laws; in particular, the Company’s works council will be duly informed of and consulted on any reorganization concerning France in compliance with French law.

To date, the Offeror has not had access to sufficient information to enable it to articulate with sufficient details its plans with respect to Genesys’ workforce and the extent of reorganization of the Genesys group’s workforce that will be commanded by its combination with the West group. After completion of the transaction, the Offeror will carry out a detailed review of the Company’s organization and its combination with the West group. To this end, an ad hoc integration committee will be set up following completion of the Offer. This ad hoc integration committee will be in charge of making recommendations to the West group for (i) the review of the various options available to integrate the Company’s with West group’s businesses while preserving the Company’s assets and know-how and (ii) the determination of the means and options to achieve such integration.

In accordance with the tender offer agreement described above, and unless the Company or its subsidiaries experience unanticipated serious financial or business difficulties, the Offeror has undertaken, not to permit the Company, nor any of its French subsidiaries, to notify any dismissal, except for personal reasons, within the first six months following the acquisition of a majority ownership in Genesys, with respect to persons who, as of February 19, 2008, are employees of the Company or of any of its French subsidiaries. The Offeror has further undertaken not to permit any foreign subsidiary of the Company to notify any dismissal, except for personal reasons, within six weeks following the acquisition of a majority ownership in Genesys, with respect to persons who, as of February 19, 2008, are employees of any subsidiary of the Company incorporated outside France.

As required by paragraph 4 of Article L. 432-1 of the French Labor Code, a copy of the draft Offer Prospectus will be sent to Genesys’ works council at the latest three days after its publication in a national financial newspaper. West will remain available to meet Genesys’ works council should the latter wish to hear West in connection with the Offer, in compliance with the applicable provisions of the French Labor code.

This press release is an unofficial translation of the French press release prescribed by Article 231-16 of the AMF General Regulations and is provided for informational purposes only. Genesys shareholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

Interest of the Offeror, the Company and their Shareholders in the Offer

The Offer gives Genesys’ Security holders the opportunity to obtain immediate liquidity on their entire shareholding at a very attractive price. The integration of Genesys within a much larger group will give Genesys access to economies of scale, in particular with respect to the purchase of equipment and minutes, and telecom traffic, and enable Genesys’ clients, in particular multinational accounts, to benefit from the combined international coverage of the InterCall and Genesys networks.

The Offer price represents premiums of 54.4%, 42% and 56.1% respectively on the average share prices for Genesys (weighted by the volumes) for the one, three and six months periods respectively prior to February 18, 2008, which is the last full trading day of the shares prior to the announcement of the Offer.

Reorganization

Following the closing of the Offer, and depending on its results, the Offeror will review the different legal and financial structures which can be implemented to facilitate the operational integration of the two groups. In particular, the Offeror will consider the legal, tax and financial feasibility of a combination of West’s and Genesys’ respective businesses in the United States through for instance a transfer of the shares of Genesys’ U.S. subsidiaries to West Corporation or one of West Corporation’s subsidiaries.

Any such reorganization will be carried out in compliance with applicable laws and regulations with a view to ensuring Genesys’ development and profitability.

The Offeror does not intend to merge Genesys with InterCall nor with any of its subsidiaries.

Contemplated Synergies

Based on a preliminary analysis, the Offeror believes that the business combination of InterCall and Genesys, if consummated, would generate operational synergies, starting in 2009, of approximately 21 million euros to 28 million euros on an annual basis assuming full ownership of Genesys. Most of these operational synergies are expected to derive from cost synergies, such as the reduction of overheads, rental costs, and traffic costs and the improvement of the general purchasing terms and conditions.

Dividend Distribution Policy

Genesys did not distribute dividends for the financial year ended as of December 31, 2006 and, based on its statutory financial statements as at December 31, 2006, has no freely distributable sums or reserves. In the future, the dividend distribution policy of Genesys will be determined by West taking into account its distribution capacity and its financing needs for the conduct of its activities.

Refinancing of existing indebtedness

Genesys, as borrower, is a party to a credit agreement dated January 27, 2006 as amended from time to time, entered into with third party lenders including, inter alia, BNP Paribas, CIBC and Fortis Bank (the “Credit Agreement”), providing for two term facilities for a respective amount of USD 3,560,000 and USD 29,490,000 and a revolving credit facility for an amount of USD 5,000,000. The Credit Agreement provides for an early reimbursement provision in case of a change of control of Genesys. The Offeror expects that the credit facilities under the Credit Agreement will remain in force through a waiver of the change of control provision by the lenders. Alternatively, West will organize with the assistance of Genesys the refinancing of these facilities.

This press release is an unofficial translation of the French press release prescribed by Article 231-16 of the AMF General Regulations and is provided for informational purposes only. Genesys shareholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

Squeeze out (retrait obligatoire)

In accordance with the provisions of Articles 237-14 et seq. of the General Regulations of the AMF, in the event the outstanding shares which were not tendered into the Offer do not represent more than 5% of the total share capital and voting rights of Genesys, the Offeror intends, within three months following the expiration date of the Offer, to request from the AMF the implementation of a mandatory acquisition (retrait obligatoire or “squeeze-out”) of the remaining shares (including the shares represented by ADSs) not held by it.

Delisting; Termination of ADR Facility

The Offeror reserves the right, in the event it may not launch a squeeze-out following the expiration date of the Offer due to the insufficient number of shares tendered into the Offer, to petition NYSE Euronext Paris to cause the delisting of the shares from the Eurolist market. In rendering its decision, NYSE Euronext Paris will consider whether the liquidity of the shares has been materially reduced following completion of the Offer so that delisting is in the best interests of the market and subject to the market rules of NYSE Euronext Paris.

Furthermore, subject to the completion of the Offer, the Offeror intends to cause Genesys to terminate its deposit agreement relating to the ADSs. The termination of the deposit agreement will require at least a 30-day notice from Genesys.

2.	TERMS AND CONDITIONS OF THE OFFER

Pursuant to the provisions of Article 231-13 of the General Regulations of the AMF, on February 19, 2008, Lehman Brothers International (Europe), acting on behalf of the Offeror, filed the draft Offer with the AMF in the form of a cash tender offer (offre publique d’achat).

In accordance with Article 231-13 of the General Regulations of the AMF, Lehman Brothers International (Europe), in its capacity as presenting bank, guarantees the content and the irrevocable nature of the undertakings of the Offeror.

Number and Nature of Securities Sought in the Offer

Subject to the terms and conditions of the Offer set forth below, the Offer is made for all issued and outstanding Securities, including :

(i)	any and all shares issued by the Company (including shares represented by ADSs); and

(ii)	any and all shares that may be issued upon conversion of ORAs or the exercise of stock options,

representing, to the knowledge of the Offeror, a maximum number of 75,125,275 shares as of the date hereof; and

(iii)	any and all of the outstanding ORAs issued by the Company on March 27, 2001, representing, to the knowledge of the Offeror, a maximum number of 175,826 ORAs.

This press release is an unofficial translation of the French press release prescribed by Article 231-16 of the AMF General Regulations and is provided for informational purposes only. Genesys shareholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

As of the date of the draft Offer Prospectus, the Offeror does not, directly or indirectly, alone or in concert, own any Securities issued by the Company.

Terms of the Offer

Upon the terms and subject to the conditions set forth in the Offer, the Offeror is offering to pay in cash:

-	2.50 euros for each share (the “Price per Share”); and

-	4.03 euros for each ORA (the “Price per ORA”).

Conditions to the Offer

Minimum Tender Condition

Pursuant to the provisions of Article 231-9 of the General Regulations of the AMF, the Offer is subject to the condition precedent that the Securities tendered in the Offer represent more than 66.66 % of the Company’s total share capital and voting rights, on a fully diluted basis on the expiration date of the Offer (the “Minimum Tender Condition”).

The Offeror and the holders of Securities will not know whether the Minimum Tender Condition has been satisfied until the publication of the preliminary results of the Offer by the AMF which will take place after the expiration date of the Offer.

In accordance with the provisions of Articles 232-6 and 232-7 of the General Regulations of the AMF, the Offeror reserves the right to waive or, with the approval of the AMF, to lower the Minimum Tender Condition.

Antitrust clearance

The Offer will be subject to the review of the competent merger control authorities in the United States of America, Germany and the United Kingdom. The closing of the Offer is subject to the condition precedent of obtaining a clearance decision from each of these authorities, under the conditions specified in Article 231-11 of the AMF General Regulations. Pursuant to Article 231-11 of the AMF General Regulations, the Offer will lapse should one of the authorities mentioned above initiate a procedure similar to the so-called “Phase II” in-depth procedure by the European Commission.

The Offeror and the Company has informed the relevant merger control authorities in the United States, Germany and United Kingdom of the transaction and will proceed as soon as possible with the necessary filings with these authorities. On February 19, 2008, the Offeror provided a copy of the letters informing the authorities mentioned above of the transaction to the AMF and committed to keep the AMF informed of the evolution of the procedures so initiated.

This press release is an unofficial translation of the French press release prescribed by Article 231-16 of the AMF General Regulations and is provided for informational purposes only. Genesys shareholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

Indicative Timetable for the Offer

February 19	Filing of the draft Offer Prospectus with the AMF

March 4	Filing of Genesys’s draft response prospectus with the AMF

March 18	Clearance decision (avis de conformité) by the AMF

March 25	Opening of the Offer

April 28	Closing of the Offer

May 12	Publication of a notice announcing the final results of the Offer by the AMF

May 15	Settlement of the Offer

Costs and Financing of the Offer

Cost of the Offer

If all the existing Securities (including shares represented by ADSs, and shares issuable upon exercise of all outstanding subscription options and upon redemption of the bonds redeemable into shares) were tendered into the Offer, the cost of the Offer (excluding fees and related expenses) would amount in the aggregate to approximately 184.6 million euros.

Assuming that no ORA will be tendered to into the Offer (which would represent an approximate cost of 0.7 million euros), and if the existing Securities that are tendered into the Offer do not include those shares issuable upon exercise of the subscription options with an exercise price above the Price per Share (as this term is defined in Section 2.2 above) (which would represent an approximate cost of 5.2 million euros), the cost of the Offer will amount to approximately 178.7 million euros.

In addition, expenses incurred by the Offeror in connection with the Offer (including fees of external financial, legal and accounting advisers and of any experts and other consultants, as well as communication and publication costs, among others, but excluding costs associated with the financing of the Offer) are estimated to be approximately 5.17 million euros (excluding tax).

Financing of the Offer

The Offeror intends to finance the Offer with cash available or through capital contributions by West Corporation for an amount of approximately 54.5 million euros and for the balance, with funds borrowed through available credit facilities. The Offer is fully financed. West may seek alternative sources of financing in order to supplement or to refinance these credit facilities, and does not exclude, on that occasion, to pledge the Genesys shares it will acquire pursuant to the Offer.

Remuneration of Brokers – Assumption of Costs

Except as indicated below, no cost will be reimbursed and no fee will be paid by the Offeror to any intermediary whatsoever or to any person whomsoever soliciting Company Securities holders to tender their shares in the Offer.

This press release is an unofficial translation of the French press release prescribed by Article 231-16 of the AMF General Regulations and is provided for informational purposes only. Genesys shareholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

The Offeror will bear the costs of the brokerage commission and the corresponding VAT paid by the holders of Company shares who tender their securities in the Offer, up to 0.2% per order, and to 0.1% per order above 30,000 euros, and capped to 200 euros per shareholder (VAT included). The holders of Company shares will not be reimbursed any brokerage commission if the Offer is declared to have been unsuccessful for whatever reason.

3.	VALUATION CRITERIA FOR THE OFFER

Genesys’ shareholders will receive 2.50 euros per share. The offer price compares to the different selected valuation methods as shown below:

Premium/(discount) implied by the Offer (%)
Share price
Last closing price as of February 18th, 2008	49,7%
1-month average (1)	54,4%
3-month average (1)	42,0%
6-month average (1)	56,1%
12-month average (1)	72,0%
Comparable Company Analysis
EV/EBITDA	5.9% – 2.5%
Comparable Transaction Analysis
EV/EBITDA	23,8% – 13,1%
Discounted Cash Flow	26,3% – (0,8)%

Source : FactSet, Bloomberg.

1. Averages weighted by volume traded.

4.	PERSON IN CHARGE OF THE RELATIONS WITH INVESTORS

David Pleiss

Vice President, Investor & Public Relations

Phone: +1 402-963-1500

dmpleiss@west.com

Forward Looking Statements/Disclaimer

This press release contains forward looking statements about West, Genesys and their combined businesses after completion of the proposed acquisition. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect West’s and Genesys’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include uncertainty regarding the parties’ ability to close the transaction, the expected closing date of the transaction, the ability of the parties to achieve the anticipated benefits and synergies of the proposed

This press release is an unofficial translation of the French press release prescribed by Article 231-16 of the AMF General Regulations and is provided for informational purposes only. Genesys shareholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

transaction, the anticipated future combination of operations, products and services, and the anticipated role of Genesys, its key executives and its employees following the closing of the transaction and other risk factors described in documents filed by West with the U.S. Securities and Exchange Commission including West’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended September 30, 2007. These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, you should not place undue reliance on these statements. In any event, these statements speak only as of the date of this press release.

Additional Information

The tender offer for the outstanding ordinary shares of Genesys has not yet commenced. This press release is for informational purposes only and is not an offer to buy or a solicitation to sell any Genesys securities in any jurisdiction (including the U.S. and France). The solicitation and the offer to buy ordinary shares of Genesys (including shares represented by ADSs), will be made pursuant to a Tender Offer Prospectus (Note d’Information) and other related materials, at the time of the launch of the offer pursuant to French laws and regulations. Genesys stockholders and other investors should read the Note d’Information filed by West International Holdings Limited with the AMF, and the Response Document (Note en Réponse) of Genesys to be filed with the AMF, carefully as these documents will contain important information, including the terms and conditions of the tender offer. Genesys stockholders and other investors may obtain copies of the tender offer materials filed with the AMF from the AMF’s website, www.amf-france.org, without charge. Tender offer materials filed by West International Holdings Limited, including an English translation of these materials, may be obtained for free at West’s web site, www.west.com. Tender offer materials filed by Genesys, including an English translation of these materials, may be obtained for free at Genesys’ web site, www.genesys.com. In addition, holders of Genesys ADSs should read the prospectus supplement for ADS holders that, upon commencement of the tender offer, will be made available to them by The Bank of New York and will contain important information on how to tender their ADSs in the tender offer. Stockholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.

The publication or distribution of this press release may be subject to statutory or regulatory restrictions in certain countries. This press release is not addressed to individuals subject to such restrictions, either directly or indirectly. Receipt of this press release does not constitute an offer in countries where a tender offer or an offer of securities would be illegal.